Exhibit 5.1

NuCana plc 3 Lochside Way Edinburgh EH12 9DT United Kingdom	Our ref: 12653.0032 30 June 2025

Dear Sirs

NuCana plc – Report on Form 6-K – Exhibit 5.1

1.	Background

1.1

We have acted as English legal advisers to NuCana plc, a public limited company incorporated in England and Wales (the “Company”), in connection with a report on Form 6-K (the “Report”) which refers to the Sales Agreement (as defined in paragraph 2.1.1 below) pursuant to which the Company may offer and sell American Depositary Shares (the “ADSs”), each representing 25 ordinary shares with a nominal value of £0.0004 (the “Offering Shares”). The offer and sale of the ADSs from time to time pursuant to the Sales Agreement up to an aggregate amount of US$100,000,000 will be made pursuant to a shelf registration statement on Form F-3 initially filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on 15 August 2024 (the “Original Registration Statement”) and amended by a pre-effective amendment filed on 18 June 2025, and declared effective by the SEC on 24 June 2025 (the “Amended Registration Statement”), as supplemented by a prospectus supplement filed with the SEC pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (including the rules and regulations promulgated under such Act (the “Rules”), the “Securities Act”), on 27 June 2025 (the “Prospectus Supplement”) (such Original Registration Statement, as amended by the Amended Registration Statement and as supplemented by the Prospectus Supplement, including the documents incorporated by reference therein, being the “Registration Statement”). This opinion letter is attached as an exhibit to the Report to be filed by the Company with the SEC on the date hereof pursuant to the Securities Act.

1.2	We understand that none of the Offering Shares are, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

1.3

We note that the Registration Statement includes the Prospectus Supplement which relates to the Offering Shares and the ADSs which may from time to time be offered, issued and sold at currently indeterminate prices by the Company with the aggregate offering price not to exceed US $100,000,000, which Prospectus Supplement may be supplemented in the future by one or more prospectus supplements.

Bristows LLP is a limited liability partnership registered in England and Wales, registered number OC358808, and is authorised and regulated by the Solicitors Regulation Authority. The word ‘partner’ used in relation to the LLP, refers to a member of Bristows LLP.

A list of the members of the LLP is available for inspection at the LLP’s registered office, 100 Victoria Embankment, London EC4Y 0DH, United Kingdom.

2.	Examination and enquiries

2.1	For the purpose of giving this opinion letter, we have examined:

2.1.1

a PDF copy of the Report, including a copy of the open market sales agreement dated 27 June 2025 by and among (1) the Company, (2) A.G.P./Alliance Global Partners, and (3) Laidlaw & Company (UK) Ltd. (the “Sales Agreement”);

2.1.2	PDF copies of the Registration Statement and the Prospectus Supplement;

2.1.3

a duly executed PDF copy of a certificate dated 27 June 2025 (the “Reference Date”) signed by the company secretary of the Company (the “Officer’s Certificate”) relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by the company secretary as being true, complete (save with respect to the document referred to in paragraph 2.1.2.4), accurate and, in the case of the memorandum of association and articles of association, up-to-date) of the following documents:

2.1.3.1

the Company’s certificate of incorporation dated 28 January 1997, certificate of incorporation on change of name dated 28 April 2008, certificate of incorporation on re-registration as a public limited company dated 29 August 2017, memorandum of association, current articles of association adopted pursuant to a special resolution of the Company’s shareholders passed on 23 April 2025, and an agreement affecting the Company’s constitution dated 14 September 2017, and the copy of the extract of the register of members of the Company;

2.1.3.2

minutes of the general meeting of the Company held on 23 April 2025 at which certain shareholder resolutions were passed (the “Shareholder Resolutions”), including the resolutions providing a general authority to allot and disapplying statutory pre-emption rights in respect of the allotment of shares or the grant of rights to subscribe for or convert any security into shares up to an aggregate nominal amount of £20,000,000 (the “General Authorities”);

2.1.3.3

written resolutions of the board of directors of the Company (the “Board”) passed on 2 August 2024 which resolved, inter alia, to approve the filing of the Original Registration Statement with the SEC (the “Board Resolutions”);

2.1.3.4

minutes of the resolutions of the Board unanimously approved at a meeting of the Board held on 16 June 2025 by which the Board resolved, inter alia, to (i) approve the filing of the Amended Registration Statement with the SEC, (ii) authorise the execution of the Sales Agreement, and (iii) constitute an ATM pricing committee (the “Pricing Committee”) (the “Board Meeting”); and

2.1.3.5

minutes of the resolutions of the Pricing Committee unanimously approved at a meeting of the Pricing Committee held on 26 June 2025 (the “Pricing Committee Resolutions”) at which the Pricing Committee resolved, inter alia, to approve certain further matters in connection with the Registration Statement (the Board Meeting, Board Resolutions, Shareholder Resolutions and the Pricing Committee Resolutions being the “Corporate Approvals”);

2.2	For the purpose of giving this opinion letter, we have:

2.2.1

at 09:00 a.m., London time, on 30 June 2025 made an online search of the register kept by the Registrar of Companies (the “Registrar”) in respect of the Company for the purposes of identifying whether (i) the Company is subject to any formal insolvency proceedings, and (ii) any applications or orders have been registered by the Registrar for the dissolution or strike-off of the Company (the “Company Search”); and

2.2.2

at 09:05 a.m., London time, on 30 June 2025 carried out an online search at the Companies Court in London of the Central Registry of Winding-up Petitions with respect to the Company (the “Winding-up Search”, and together with the Company Search, the “Searches”).

3.	Assumptions

3.1	In giving this opinion letter we have assumed:

3.1.1	the genuineness of all signatures, seals and stamps;

3.1.2	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

3.1.3	the authenticity and completeness of all documents submitted to us as originals;

3.1.4	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

3.1.5	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of all statements contained in the Officer’s Certificate;

3.1.6

that the general meeting referred to in paragraph 2.1.2.2 was duly convened, constituted and held in accordance with all applicable laws and regulations and all constitutional and other applicable formalities were duly observed, and that, in particular, but without limitation, a duly qualified number or quorum of shareholders was present throughout the shareholder meeting and voted in favour of the resolutions;

3.1.7

that the Board Resolutions were duly passed in accordance with all applicable laws and regulations and all constitutional and other applicable formalities were duly observed, and that each provision contained in the Companies Act 2006 and/or the then applicable articles of association of the Company relating to (i) the declaration of directors’ interests or the power of interested directors to vote, (ii) the number of directors required to sign in writing, or confirm electronically, their agreement with such written resolutions, or (iii) any delegation of authority to any person(s) or committee, was duly observed.

3.1.8

that the Board Meeting was duly convened, constituted and held in accordance with all applicable laws and regulations and all constitutional and other applicable formalities were duly observed, and that, in particular, but without limitation, a duly qualified number or quorum of directors was present throughout the meeting and voted in favour of the resolutions, and each provision contained in the Companies Act 2006 and/or the then applicable articles of association of the Company relating to (i) the declaration of directors’

interests or the power of interested directors to vote, or (ii) any delegation of authority to any person(s) or committee (including the Pricing Committee), was duly observed. The copy of the minutes of the Board Meeting attached to the Officer’s Certificate is a true and accurate record of those resolutions passed at such meeting.

3.1.9

that the Pricing Committee Meeting was duly convened, constituted and held in accordance with all applicable laws and regulations and all constitutional and other applicable formalities were duly observed, and that, in particular, but without limitation, a duly qualified number or quorum of directors was present throughout the meeting and voted in favour of the resolutions, and each provision contained in the Companies Act 2006 and/or the then applicable articles of association of the Company relating to (i) the declaration of directors’ interests or the power of interested directors to vote, or (ii) any delegation of authority to any person(s) or committee, was duly observed.

3.1.10

that the minutes referred to in paragraphs 2.1.2.2, 2.1.2.4 and 2.1.2.5 are true and accurate records of the proceedings of the shareholder meeting, the Board Meeting and the meeting of the Pricing Committee (as the case may be) and that each resolution recorded in those minutes and in the Board Resolutions has not been and will not be amended, rescinded or superseded and remains or will remain in full force and effect;

3.1.11

the Report and the Registration Statement, each as finally amended and/or supplemented, have been prepared, delivered, filed and have each become effective in compliance with and under the Securities Act and such effectiveness shall not be terminated or rescinded;

3.1.12

the Prospectus Supplement with respect to the Offering Shares has been prepared, delivered, filed and has become effective in compliance with and under the Securities Act and such effectiveness shall not be terminated or rescinded;

3.1.13	the Offering Shares and the ADSs will be sold, allotted and issued in accordance with the Sales Agreement, which has been duly authorised, executed and delivered;

3.1.14

the directors of the Company, including the Pricing Committee or other appropriate committee appointed thereby, and appropriate officers of the Company, have taken all necessary corporate action to approve the allotment and issue of the Offering Shares, the ADSs, and related matters;

3.1.15

that the directors of the Company acted or will act in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions recorded in the Board Resolutions, the Pricing Committee Resolutions and the minutes of the Board Meeting and any other resolutions of the board of directors of the Company or the Pricing Committee thereof required in connection with the Offering Shares or the ADSs to be offered under the Registration Statement (“Additional Board Approvals”), and that all actions to be carried out by the Company pursuant to the Corporate Approvals and any such Additional Board Approvals are or will be in its commercial interests;

3.1.16	the issue or sale of the Offering Shares and the ADSs does not violate the then operative articles of association of the Company;

3.1.17

that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company (or its assets) would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of, the Corporate Approvals;

3.1.18

that (i) the information disclosed by the Searches was then complete, up to date and accurate in all respects and has not since been altered or added to, and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion letter;

3.1.19

that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 2.1 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 2.1 or any obligation therein or otherwise affect the opinions expressed in this opinion letter;

3.1.20

that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange controls and human rights laws and regulations;

3.1.21

that all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals and/or the Additional Board Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

3.1.22

that there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant to this opinion letter, such laws have been and will be complied with;

3.1.23

that the aggregate nominal value of Offering Shares to be issued and allotted in connection with the Offering will not exceed £14,258,371.30, and that all Offering Shares will be issued and allotted pursuant to the authority and power granted to the directors of the Company under the resolutions numbered 2 and 4 of the Shareholder Resolutions and that the General Authorities have not been used (other than with respect to (a) the allotment and issue by the Company of an aggregate of 9,388,967,250 ordinary shares of £0.0004 each and (b) the grant by the Company to (i) the Series A Warrant holders warrants over 1,487,027,650 ordinary shares of £0.0004 each, and (ii) share options over 3,478,076,733 ordinary shares of £0.0004 each, during the period from (and including) 23 April 2025 to (and including) 27 June 2025) and will not be used other than by the allotment of Offering Shares;

3.1.24

that to the extent either the Company or any party to the Sales Agreement or similar agreement in entering into or performing its obligations under such agreement, is carrying on, or purporting to carry on, any relevant regulated activity in the United Kingdom, it has the appropriate authorisation to carry on that regulated activity under the Financial Services and Markets Act 2000 (“FSMA”), the Sales Agreement or similar agreement was entered into, and no Offering Shares or ADSs are purchased (or being purchased), as a consequence of a communication made in breach of s21(1) FSMA or of any other applicable English laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

3.1.25

that the issue and allotment of any of the Offering Shares or ADSs does not involve the making of an offer of transferable securities to the public in the United Kingdom (other than an offer falling within s86 FSMA);

3.1.26

that no application has been or will be made for any of the Offering Shares or ADSs to be listed or admitted to trading on a regulated market situated or operating in the United Kingdom or AIM, a market operated by London Stock Exchange plc;

3.1.27

that the Company is able to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) at the time of delivering the Report, and was at the times it entered into the Registration Statement and the Sales Agreement, and will be at such time as any Offering Shares or ADSs are issued and/or allotted and will not become unable to pay its debts as a result of doing any such matters;

3.1.28

that the Company has not passed, and will not have passed as at each date on which any Offering Shares or ADSs are issued and/or allotted, a resolution for its winding-up which is not revealed by the enquiry referred to in paragraph 2.2.2 or dissolution, and no proceedings have been commenced or steps taken for the winding-up of the Company or for the appointment of an administrator, an administrative receiver or receiver or manager in relation to the Company or any of its assets or revenue, and that no analogous procedure or step has been taken in any jurisdiction in relation to the Company; and

3.1.29

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) retained by the United Kingdom, as amended by the Market Abuse (Amendment) (EU Exit) Regulations 2019 (SI 2019/310) (“UK MAR”), the Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market retained by the United Kingdom (the “UK Prospectus Regulations”), the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulations, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Offering Shares and the ADSs in, from or otherwise involving the United Kingdom (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act).

4.	Opinion

4.1	Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

4.1.1

the Company is a public limited company duly incorporated under English law, noting that the Searches revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets; and

4.1.2

the Offering Shares will, when the names of the holders of such Offering Shares are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the Offering Shares, be validly issued, fully paid and no further amount may be called thereon;.

4.2	The opinions given in this opinion letter are strictly limited to the matters expressly stated in this paragraph 4 and are not to be construed as extending by implication to any other matter.

5.	Reservations

5.1	The opinions given in paragraph 4 of this opinion letter are subject to the following reservations:

5.1.1

for the purposes of giving this opinion letter, we have only examined and relied on those documents and enquiries referred to in paragraphs 2.1 and 2.2 respectively and made the Searches. We have made no further enquiries concerning the Company of any other person or any other matter in connection with the giving of this opinion letter;

5.1.2

we have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion letter, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2.1;

5.1.3

we express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Report, the Registration Statement or the transactions contemplated thereby, or as to tax matters generally;

5.1.4

this opinion letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion;

5.1.5	the Company Search is not conclusively capable of revealing whether or not:

5.1.5.1	a winding-up order has been made or a resolution passed for the winding up of a company;

5.1.5.2	an administration petition or order has been presented or made; or

5.1.5.3	a receiver, administrative receiver, administrator or liquidator has been appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or an application for an administration order has been presented;

5.1.6

the Winding-up Search relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to the County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales;

5.1.7

the opinions set out in this opinion letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, receivership, moratoria, schemes, compromise or similar laws affecting the rights of creditors (including secured creditors) generally; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory; and

5.1.8

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Report or the Registration Statement, or that no material facts have been omitted from either of them.

6.	Law

6.1

This opinion letter and any non-contractual obligations arising out of or in connection with this opinion letter shall be governed by, and construed in accordance with, English law as at the date of this opinion letter. Such choice of governing law is without prejudice to the requirements of the Securities Act.

6.2

This opinion letter relates only to English law (being for these purposes English domestic law on the assumption that English domestic law applies to all relevant issues and thus excluding the laws of any foreign jurisdiction to the extent that the English courts might apply the same pursuant to any relevant English conflict of law rule or principle) as applied by the English courts as at today’s date.

6.3

We express no opinion as to, and we have not investigated for the purposes of this opinion letter, the laws of any jurisdiction (including without limitation the laws of the European Union or the State of New York) other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Report, the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this opinion letter.

6.4

This opinion letter takes no account of any changes in English law that may occur after today’s date. We do not undertake or accept any obligation to update this opinion letter to reflect subsequent changes in English law.

7.	Disclosure and reliance

7.1

This opinion letter is addressed to you in connection with the Report. We hereby consent to the filing of this opinion letter as an exhibit to the Report and to the reference to this firm in Exhibits to the Report. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

7.2

Other than for the purpose set out above in paragraph 7.1, this opinion letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

7.3	This opinion letter is given by Bristows LLP and no partner, member or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

Yours faithfully

Bristows LLP